EnerJex Resources, Inc. Announces Acquisition of Kansas Oil Lease

Overland Park, KS – May 1, 2007:

EnerJex Resources, Inc. (OTC: EJXR) announced today the acquisition of an oil lease located in Douglas county, KS. The acquisition includes 240 acres known as the Thoren lease (the “Lease”). The acquisition includes 12 oil producing wells, 4 water injection wells and one water supply well.

EnerJex, through its wholly-owned subsidiary, Midwest Energy, Inc., purchased the Lease from MorMeg, LLC for $400,000 in cash, subject to customary closing adjustments. After payout of operating costs and total capital expenditures, including cost of capital, from the cash flow from the Lease, MorMeg, LLC will receive a 25% working interest in the Lease.

“We plan to increase the reserves and production rates by drilling a number of development wells on the Lease as well as several more injection wells. The Lease is already responding to the four injection wells in place, providing comfort in the likelihood that additional injection wells will increase the response results” stated Steve Cochennet, CEO of EnerJex.

The closing occurred on April 27, 2007. The proceeds for the acquisition as well as the contemplated development of the Lease were provided by the previously announced $9 million Senior Secured Debenture offering.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com .

Forward-Looking Statement: The statements in this press release regarding the Lease acquisition, current production from the wells on the Lease, prior production from the wells on the Lease, actual and anticipated market conditions, actual remaining proved developed production reserves, any implied or perceived benefits from the Lease acquisition, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to: the continued production of oil at historical rates; costs of operations; delays, and any other difficulties related to producing oil; continued maintenance of the oil field and properties located on the Lease; price of oil; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

A copy of the Lease purchase agreement will be filed as an exhibit to a Form 8-K, which will be available through the SEC’s website (www.sec.gov).

Contact:

Steve Cochennet

Chief Executive Officer of EnerJex

(816) 803-5551

scochennet@enerjexresources.com